Exhibit 99.1

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS FOURTH QUARTER

AND YEAR END 2005 RESULTS

Albany, N.Y., March 13, 2006 - Mechanical Technology Inc. (NASDAQ: MKTY) today reports financial results for its fourth quarter and year ended December 31, 2005.

Mechanical Technology (MTI or the Company) will host a conference call and web cast today at 10:00 a.m. (EST). The dial-in phone number for the conference call is (913) 981-5558.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 7128452.

Recent events

During March 2006, MTI Micro received a $98 thousand purchase order for fuel cell evaluation kits from the Air Force Research Laboratory Information Directorate in Rome, New York (AFRL). The purchase order includes the delivery of two 30 Watt platform fuel cells - Mobion®-30s, fuel refills and initial training and technical support.

AFRL intends to use these fuel cell evaluation kits in a program for the development of satellite communication terminals (SATCOM). The use of these kits is expected to provide substantial weight reductions and mobility benefits for these terminals when deployed into the field. Also, AFRL intends to deliver these SATCOM terminals to its customer - the Special Operations Command (SOCOM).

"We thank Representatives Boehlert, McNulty, and Sweeney for their continued support on these kinds of programs and for their advocacy of the fuel cell industry in upstate New York," said Dr. William Acker, Chief Executive Officer of MTI Micro.  "This program represents a first in a series of steps in the procurement process into the military."

MTI Micro also announced Company milestones to support its development in 2006 as follows:

  To increase system efficiency by 30 percent to 1.3 Wh per cc of fuel in the second quarter;
  To develop a prototype for the consumer market that exceeds the energy density of Li-Ion batteries in the third quarter;
  A customer demonstration of a product-intent military portable power system in the third quarter;
  Operationally robust units available to sell for field testing in the military market by the end of 2006; and
  To enter into an agreement with a lead consumer OEM by the end of 2006.

Fourth Quarter Financial Results

For the three months ended December 31, 2005, the Company reported a net loss of $4.338 million, or $(0.14) per diluted share, on revenues of $2.229 million.  Revenue included $1.896 million in product revenue generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $.333 million in funded research and development revenues generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with net income of $.807 million, or $0.03 per diluted share, on revenues of $3.364 million - $3.078 million generated by MTI Instruments and $.286 million generated by MTI Micro - for the same period of 2004.  The decrease in revenue is related to a $1.182 million decrease in product revenue for MTI Instruments, primarily from reduced aviation and semiconductor sales.

Net operating loss for the fourth quarter 2005 increased $.588 million to $3.633 million from $3.045 million for the same period in 2004. This increase includes the following changes: a decrease of $.960 million in gross margins related to the MTI Instruments sales decrease; a decrease in research and product development expenses of $2.048 million which includes expense reductions related to projects which were completed in 2004 and the impact of the 2004 accrual of losses on contracts recorded totaling $.557 million; an increase in selling, general and administrative (SG&A) expenses of $1.723 million which includes a $.513 million increase in non-cash stock-based compensation charges, as well as $.507 million in increased salaries and benefits related, in some part, to an increase in the number of employees working in business development activities, an expanded sales organization at MTI Instruments, an increase in corporate support employees related to Sarbanes-Oxley compliance and CEO recruiting costs as well as an increase in consulting and other professional services for business development, government relations and Sarbanes-Oxley compliance.

Fourth quarter 2004 results also included a $.497 million gain on the sale of securities available for sale and a $3.038 million non-cash gain on derivative accounting while the comparable period in 2005 had no such gains.

For the quarter ended December 31, 2005, cash used in operations was $2.154 million and cash used for capital expenditures was $.283 million.

Annual Financial Results

For the year ended December 31, 2005, the Company reported a net loss of $15.094 million or $(0.49) per diluted share, on revenue of $7.841 million.  Revenue included $6.012 million in product revenues generated by MTI Instruments, and $1.829 million in funded research and development revenues generated by MTI Micro. This compares with a net loss of $4.191 million, or $(0.14) per diluted share, on revenues of $8.570 million - $7.530 million generated by MTI Instruments and $1.040 million in funded research and development revenues generated by MTI Micro for the same period of 2004.  The decrease in revenue relates to a $1.518 million decrease in MTI Instruments product revenue from the prior year, primarily related to aviation and semiconductor sales reductions partially offset by increases in general gaging sales, which was offset by a $.789 million increase in funded research and development revenues at MTI Micro, primarily due to increases related to the DOE contract.

Net operating loss for 2005 increased $1.506 million to $15.098 million from $13.592 for 2004. This increase includes the following changes: a decrease of $1.022 million in gross margins related to the MTI Instruments sales decrease; an increase in funded research and development revenues from MTI Micro of $.789 million, a decrease in research and product development expenses of $3.289 million which includes expense reductions related to projects which were completed in 2004 and the impact of the 2004 accrual of losses on contracts totaling $.557 million; an increase in SG&A expenses of $4.562 million which includes a $.995 million increase in non-cash stock-based compensation charges, as well as $2.077 million in increased salary and benefits related, in some part, to an increase in engineering management costs not directly charged to research and product development, an increase in the number of employees working in government and military relations, strategic planning and business development as well as corporate support employees related to Sarbanes-Oxley compliance, an expanded sales organization at MTI Instruments and CEO and employee recruiting costs as well as increased costs of $.543 million related to consulting and other professional services for government relations, business development and SEC and Sarbanes-Oxley compliance, and an increase in depreciation expenses of $.341 million.

Annual 2005 results also included a $10.125 million gain on the sale of securities available for sale compared to a $3.626 million gain in 2004, and a $10.407 million non-cash loss on derivative accounting compared to a $.614 gain in 2004.

For the year ended December 31, 2005, cash used in operations was $12.572 million and cash used for capital expenditures was $1.004 million.

See the attached financial highlights for the Company's fourth quarter and year ended December 31, 2005 and 2004.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro shipped its first Mobion® based product in December 2004, and has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding MTI Micro's ability to meet its milestones on time, if at all, including MTI Micro's ability to improve its system efficiency by the end of the second quarter of 2006, if at all,  it's the timing of entry into the military market and MTI Micro's ability to succeed in military markets, MTI Micro's ability to manufacture any operationally robust units for field testing in the military market during 2006, if at all, MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements (including a prototype that exceed Li-Ion battery energy density), if at all, our ability to enter into an agreement with an OEM on commercially reasonable terms during 2006, if at all, and the future prospects, markets, and market acceptance of MTI Micro products.  It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Financial Highlights

Balance Sheet Data:

(Dollars in Thousands)

	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$11,230	$22,545
Securities available for sale	18,947	17,678
Accounts receivable, less allowances of $0 in 2005 and $58 in 2004	998	1,772
Other receivables, related parties	3	3
Inventories, net	1,058	1,136
Prepaid expenses and other current assets	451	504
Total Current Assets	32,687	43,638

Securities available for sale - restricted	-	16,497
Property, plant and equipment, net	2,495	2,884
Deferred income taxes	6,085	3,811
Total Assets	$41,267	$66,830

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 375	$ 13
Accrued liabilities	1,672	3,287
Accrued liabilities - related parties	2	-
Income taxes payable	65	40
Deferred income taxes	6,108	5,486
Total Current Liabilities	8,222	8,826
Long-Term Liabilities
Derivative liability	-	1,125
Other credits	-	24
Total Liabilities	8,222	9,975

Commitments and Contingencies
Minority interests	129	1,271

Shareholders' Equity	32,916	55,584
Total Liabilities and Shareholders' Equity	$ 41,267	$ 66,830

Statements of Operation Data:
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
	(Unaudited)		(Audited)
Product revenue	$ 1,896	$ 3,078	$ 6,012	$ 7,530
Funded research and development revenue	333	286	1,829	1,040
Total revenue	2,229	3,364	7,841	8,570
Operating costs and expenses:
Cost of product revenue	699	921	2,381	2,877
Research and product development expenses:
Funded research and product development	566	1,464	3,555	4,040
Unfunded research and product development	1,439	2,589	6,116	8,920
Total research and product development expenses	2,005	4,053	9,671	12,960
Selling, general and administrative expenses	3,158	1,435	10,887	6,325
Operating loss	(3,633)	(3,045)	(15,098)	(13,592)
Gain (loss) on derivatives	-	3,038	(10,407)	614
Gain on sale of securities available for sale	-	497	10,125	3,626
Other income, net	106	171	431	231
(Loss) income from continuing operations before income taxes and minority interests	(3,527)	661	(14,949)	(9,121)
Income tax (expense) benefit	(1,179)	(290)	(1,587)	3,564
Minority interests in losses of consolidated subsidiary	368	436	1,442	1,366
(Loss) income from continuing operations	(4,338)	807	(15,094)	(4,191)
Net loss (income)	$(4,338)	$807	$(15,094)	$(4,191)

(Loss) Earnings Per Share (Basic and Diluted):

(Loss) earnings from continuing operations	$ (0.14)	$ 0.03	$ (0.49)	$ (0.14)
(Loss) earnings per share	$ (0.14)	$ 0.03	$ (0.49)	$ (0.14)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
	(Unaudited)		(Audited)
Net cash used by operating activities	$ (2,154)	$ (2,849)	$ (12,572)	$ (11,982)
Purchases of property, plant and equipment	(283)	(586)	(1,004)	(1,834)
Net cash (used)/ provided by investing activities	(273)	89	975	2,645
Net cash provided by financing activities	75	8,146	282	19,502
(Decrease) increase in cash and cash equivalents	(2,352)	5,386	(11,315)	10,165
Cash and cash equivalents - beginning of year	13,582	17,159	22,545	12,380
Cash and cash equivalents - end of period	11,230	22,545	11,230	22,545

	As of
Other Information:	Dec. 31, 2005	Dec. 31, 2004

Shares held:

Plug Power Inc.	3,693,436	5,593,227